                                         FILED PURSUANT TO
                                         RULE 424 (b)(3)
                                         REGISTRATION NO. 333-69227

                     SUPPLEMENT NO. 2 DATED MARCH 21, 2000
                      TO PROSPECTUS DATED JANUARY 28, 2000
          RELATING TO $345,000,000 PRINCIPAL AMOUNT OF 7% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2009 AND
                              10,515,087 SHARES OF
                        TOTAL RENAL CARE HOLDINGS, INC.
                                  COMMON STOCK

     The purpose of this supplement is to provide information regarding selling securityholders in addition to those listed in the prospectus dated January 28, 2000, as supplemented by Supplement No. 1 dated February 24, 2000, forming a part of registration statement no. 333-69227 on Form S-3, or to update the information regarding selling securityholders previously listed in the prospectus.

     The table has been prepared based upon information furnished to us by or on behalf of the selling securityholders listed below. We have not independently verified this information.

                                 Principal
                                 amount of                   Shares of
                                notes owned                   common           Percentage of
                                that may be     Percentage   stock that        common stock
       Name                         sold         of notes    may be sold(1)    outstanding(2)
--------------------------      ------------    ----------   -----------       -------------
California State                  $  230,000        *           7,010               *
Automobile Association
IBM Retirement Plan                  470,000        *          14,324               *
OCM High Yield Fund II,            3,615,000       1.1%       110,179               *
Limited Partnership
Southwest Securities, Inc.            15,000        *             457               *

     Other than their ownership of our securities, none of these selling securityholders has had any material relationship with us within the past three years.


____________________
*    Less than 1%.

1. Assumes conversion of the full amount of notes owned by each selling securityholder at the initial conversion price of $32.81 per share. Under the terms of the indenture governing the notes, cash will be paid instead of issuing fractional shares upon conversion.

2. Based on 81,244,001 shares of our common stock outstanding at March 15, 2000. In accordance with the rules of the SEC, the percentage of common stock outstanding owned by each selling securityholder is computed as follows: (a) the numerator is the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder and (b) the denominator includes the number of shares of common stock outstanding and the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.